DIGITAL MUSIC AND VIDEO LICENSE AGREEMENT

SOUND RECORDINGS

This Digital Music and Video License Agreement (the "Agreement"), together with the Standard Terms and Conditions attached hereto and incorporated by reference, is entered into as of the date of signature of this Agreement (the "Effective Date") by and between Mohen, Inc. d/b/a SpiralFrog, a Delaware corporation with its principal place of business at 95 Morton Street, New York, New York 10014, including, but not limited to, such licensing party's Affiliates, as defined herein, (collectively referred to in this Agreement as "Licensee") and the licensing party listed on the attached signature page, (referred to in this Agreement as either "Licensor" or "you"). Unless otherwise indicated, all capitalized terms used in this Agreement have the meaning set forth in the Standard Terms and Conditions.

RECITALS

WHEREAS, Licensee desires to offer advertising-supported digital music and digital music video content to Users via the Service in the formats including, but not limited to (i) Limited Music Downloads, (ii) Limited Video Downloads, (iii) Music Streams and (iv) Video Streams;

WHEREAS, Licensor owns and controls certain rights in and to digital music and digital music video subject to this Agreement;

WHEREAS, Licensor has full power and authority to grant to Licensee the right;. privilege and license to use the Licensed Content in connection with the Service;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

I.            Grant of Rights.

(a)           Licensor hereby grants the following non-exClusive rights in and to the Licensed Content of Licensor and its Represented Labels (listed in Exhibit "B",, as amended from time to time, and incorporated by reference) to Licensee, during the Term and within the Territory:

(i)  the right to make and distribute copies of, to publicly perform and otherwise exploit the Licensed Content solely in connection with the Service;

(ii)  the right to reproduce the Licensed Content in connection with DRM encoding;

(iii)  the right to publicly display the Licensed Content in connection with promotion of the Service;

(iv)  the right to collect any and all income derived from the use of the Licensed Content in connection with the Service;

1

(v)           the right to store, host and prepare backup copies of the Licensed Content solely for the purposes of exercising the specific rights granted hereunder.

(b)   Once Licensee sources any Licensed Content, from Licensor, it shall not intentionally source that same Licensed Content from any third party during the Term.

(c)   At all times during the Term that Licensor provides Licensed Content with complete publishing information and to the extent that Licensee has secured such publishing rights, Licensee shall make all of the Licensed Content available on the Service.

(d)    Licensor has no objection to Licensee's use of reputable third-party meta-data (i.e., data from All Music Guide, Gracenote, Muze and Pollster) in conjunction with the Licensed Content, but makes no grant or warranty in such regard.

1A.           Delivery of Content,

    Promptly after execution hereof, but in no event more than sixty (60) days after execution (unless Licensee extends such deadline in Litentee's sole discretion), to the extent the Licensed Content is then available Licensor shall furnish the Licensed Content to Licensee in the form of WMA files (encoded at 192Kbps). for audio and a format to be determined by mutual agreement between the patties for video on hard drives, and Licensee shall pay to Licensor its- charges for same per the rate card annexed as Exhibit D; provided however, such delivery charges and the advance payment set forth under subparagraph 3(g)(1) below will be due and payable only if the delivery of content Is fully inclusive of all Currently Available (1) sound recordings, (ii) music videos, and (iii) non-music videos in Licensors catalog AND where the quantity of 1A (I) meets or exceeds 450,000 sound recordings ("Full Delivery"). AS. well, Licensee will be responsible for encoding the Licensed Content and for creating and operating the Seryice. Further, Licensor will proVide Licensed COntent as Licensed Content becomes newly available according to the provisions of Section 4.of the Standard Terms and Conditions, and Licensor will use commercially reasonable efforts to perMits Licensee to receive and integrate such Licensed Content Into the ServiCe for distribution to Users by the public release date of the Master ReCording.

2.           Restrictions on Grant of Rights.

(a)   Any and all rights in and to the Licensed Content not expressly granted hereunder are reserved by Licensor, including, but not limited to:

(i)  rights to karaoke or SynchrOnization with video games;

(ii)  merchandising. rights;

(iii)      rights to derivative works;

2

(iv)  rights to use, exploit, or permit the use of exploitation of the Licensed Content as a ringtone, ringback tone, or other so-called telecommunication personalization products;

(v)  any use of the Licensed Content for a television or radio marketing campaign, product tie-in, game or contest;

(vi)  rights to distribute physical copies of Licensed Content (e.g. CDs or DVDs), apart from any physical copies of Licensed Content which are sold separately on the Service by third parties (i.e., those third parties who represent that Licensor has authorized in writing the exercise of such rights).

(b)    Licensor hereby acknowledges that User's experience of Licensed Content occurs in connection with third-party advertising; however, Licensee shall not:

(i)  create a direct association between any specific Licensed Content and any third-party advertising in a manner that suggests Licensor or artists featured in any specific Licensed Content is associated with or endorses any advertiser, product or service;

(ii)  knowingly display advertisements from any entity whose primary business relates to the unauthorized distribution of copyrighted material, illegal drugs or pornographically obscene materials;

(c)    For the. avoidance of doubt, ownership and control of any copyrights and/or tradeMarks In the LicenSed COntent is•retained solely by Licensor, and neither Licensee. nor any User or other third party shall obtain any ownership rights in any work derived from or that makes use of the Licensed Content.

(d)            Licensee agrees to use commercially reasonable efforts to monitor new recordings ingested into its catalog to reasonably determine whether a third party (a 'Duplicate Licensor") purports to license any Licensed Content to Licensee (a "Duplicate License"). If Licensee or Licensor discovers a Duplicate License, Licensee will (i) promptly notify the DupliCate Licensor that the Licensed Content concerned has already been licented froM Licensor and that Licensee intends to account to Licensor, and not the Duplicate Licensor, with respect to the Licensed Content concerned unless the Duplicate Licensor can provide evidence refuting Licensor's exclusive right to license the Licensed COntent to Licensee, and (ii) subject to any confidentiality requirements Licensee may be subject to in a third-party agreement, notify LicensOr of the name and contact information of the Duplicate Licensor so that LicenSor may take action as it deeMs appropriate. Licensee will make commercially reasonable efforts to cooperate with Licensor to resolve matters relating to such Duplicate Licensors..

3

3.    Compensation,

In consideration of the rights granted herein, Licensee shall pay Licensor the following amounts), which will be calculated on a quarterly basis:

(a)    Music Royalty. With respect solely to Licensee's exploitation of Limited Music Downloads and Music Streams, Licensee shall pay to Licensor a royalty equal to fifty percent (50%) of Gross Music Revenue multiplied by Licensor's Music Royalty Share.

(i)  The "Music Royalty Share" shall equal a fraction, the numerator of which shall be the sum of the number of Music Plays and Music Streams, and the denominator of which shall be the sum of the number of Music Plays, Music Streams, Service-wide Music Plays and Service-wide Music Streams.

(b)           Video Royalty. With respect solely to Licensee's exploitation of Limited Video Downloads and Video Streams, Licensee shall pay to Licensor a royalty equal to fifty percent (50%) of Gross Video Revenue multiplied by Licensor's Video. Royalty Share), which will be calculated on a quarterly basis.

(i)  The "Video Royalty Share" shall equal a fraction, the numerator of which shall be the sum of the number of Video Plays and Video Streams, and the denominator of which shall be the sum of the number of Video Plays, Video Streams, Service-wide Video Plays and Service-wide Video Streams,

(c)          Unsold Advertising Inventory. LicenSee shall provide to Licensor, and Licensor shall be entitled to use, a pro-rata share of twenty-five percent (25%) of Licensee's unsold advertising inventory, Which Licensor may use to promote Licensed Content owned and/or controlled by Licensor. LicenSor'S pro-rata share of unsold advertising inventory shall be determined by using the fractitin used in calculating Licensor's Music Royalty Share multiplied by twenty-five percent (25%) of the unsold advertising inventory available based upon the previbus quarter's royalty calculation (or In the case of the Service's first quarter after laUnch, a commercially reasonable estimate of the same).

(d)    Publishing Fees Not Included. The rights granted by Licensor to Licensee under this Agreement do not include any rights to perform, reproduce or otherwise use the musical compositions embodied In the Licensed Content. Licensee is solely responsible for obtaining any rights In and to such musical compositions that may be required in connection with the operation of the Service, and for paying any and all related royalties and fees. Licensor will supply Licensee with all information in Licensor's possession that is necessary for LicenSee to obtain such rights:

(e)      Licensee will use its best efforts to track Music Plays; Service-wide Music Plays, Video Streams and Service-wide Video StreaMs using the system of each Covered Device, which systems are subject to interruptions and other interference not within Licensee's control, and that such interrUptions and other interference Will affect the royalty calculations set forth above.

(f)      Favored Nation. No other licensor of master recordings shall receive a greater royalty rate or more favorable royalty calculation than that provided to Licensor in paragraph 3 above. Licensee shall notify Licensor promptly if it does so and shallimplement such higher royalty provisions retroactively to when such royalties were paide to such other party.

(g)      Advances. Licensee shall pay to Licensor the following non-returnable advances which shall be recoupable from all royalties payable to licensee under this paragraph 3:

(i)  USD $50,000, payable upon Full Delivery.

(ii)  If as of the end of any quarterannual accounting period hereunder the foregoing advance Is recouped, Licensee shall pay to Licensor another $50,000 advance, subject to the same terms and conditions. Such "rolling" advances shall continue throughout the Term.

(h)      Change in Business Model. In the event that Licensee begins charging users fees to use the Service, e.g., if the Service is converted to a subscription-based model, the parties agree to engage in good faith negotiations to determine fair and reasonable business terms to amend the license and compensation terms of this Agreement.

4.    Term.

The term of this Agreement shall commence as of the Effective Date, and unless earlier terminated in accordance with the Terms and Conditions, shall continue until the later of (a) December 31, 2008, or (b) the end of the quarterannual period hereunder during which all advances are recouped, except that such extension of the Term for non-recouprrient shall in no event extend beyond eighteen (18) months. No later than thirty (30) days after December 31, 2008, or thirty (30) days after the end of any subsequent quarterannual period, Licensee shall have the right, in its discretion, to pay back to Licensor the amount of any unrecouped advance balance and, if It does so, the Term shall end on that 30th day.

5.     Territory

The territory of rights granted herein shall be the universe, with the exception of any territories set forth on the 'Excluded Territories List', set forth on Exhibit "C" hereto and incorporated by reference, which are noted in the metadata accompanying the Licensed Content or of which Licensor otherwise notifies Licensee in writing according to the terms of Sections 4 and 13 of the Standard Terms and Conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

Mohen Inc. d/b/a Spiralfrog

Date	By:	/s/
Name
Title

The Orchard Enterprises, Inc.

Date	By:	/s/
Geg Scholl
CEO

Licensor address: 100 Park Avenue, 2nd Floor, New York, NY 10017

DIGITAL MUSIC AND VIDEO LICENSE AGREEMENT/SOUND RECORDINGS

STANDARD TERMS AND CONDITIONS
1.    Definitions.

"Affiliate" means, with respect to any Person: (i) any other Person of which securities or other ownership interests representing fifty percent (SO%) or more of the voting interests are, at the time such determination Is being made, Beneficially OWned or Controlled by such Person; and (ii) any other Person which, at the time such determinatibn is being made, is Controlling, Controlled by, or under common Control with, such Person.

"A/V Master Recording" shall mean a music video licensed hereunder that embodies a Master Recording.

"Beneficial Ownership" means ownership of any security or interest by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or direct the voting of, such security or interest, or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security or interest.

"Confidential Information" shall mean (a) information relating to the business affairs, employees, providersi financial condition, marketing or development plans, strategies, inventions, discoveries, ideas, concepts, processes, techniques, methodolOgies, know-how; Trade Secrets, forecasts and forecast assumptions and volumes, performance, pricing or operations of the disclosing Party that the disclosing Party treats as confidential or prOprietary, (b) the Parties' conduct, decisions, documents, and negotiations as part of, and. the status of, any dispute resolution proceedings, (c) any other Information, whether in a tangible medium or oral, and whether proprietary to the disclosing Party or not, that is reasonably understood to beconfidential or proprietary.

"Control" means Beneficial Ownership, direttly or indirectly, by a Person of more than fifty percent (50%) of the voting power of another Person, or by a Person who acquires the ability to control the tondUct of the business of the other Person.

"Covered Device" shall mean each of (a) a Personal Computer that supports DRM and is able to receive Licensed Content via a communications network (b) a Portable Digital Music Device that supports DRM and is able to receive Licensed Content via a communications network.

"Currently Available" shall mean all Licensor Content which: (a) is available for commercial distribution as of the date hereof, and (b) Licensor has made available to other digital retailers as of the date hereof.

"DIM" shall mean digital rights management technology that Imposes controls over the use of Licensed Content consistent with accepted industry practices, including the Security Systems set forth in this Agreement.

"Gross Advertising Revenue" shall mean all non-returnable monies actually received by Licensee during the Term in consideration of the placement and/or distributitin of advertisements, promotions, and/or sponsorships in connection with the Service and/or exploitation via the Service of Licensed Content. Notwithstanding the foregoing, Grost Advertising. Revenue shall expressly exclude. Gross eCommerce Revenue.

"Grass eCommerce Revenue" shall mean all non-returnable monies actually received by Licensee (or any entity acting on its behalf after such entity has deducted any commissions and/or service fees) during the Term, from any other entity (including, without limitation, advertisers), who sells goods or services on the Service or via a separate webSite that is accessed via a direct link or advertisement on the Service and fcir which sales both (a) Licensee receives fees, bounties and/or other consideration as a result of referrals of Users to a third party that result in the sale of or license of content, product's or services from such third party, AND (b) Licensor is compensated via separate financial arrangements between Licensor and such users and/or entities and/or third parties distributing content to such users and entitles, sometimes referred to herein as "Third-Party Financial Arrangements." As part of LicenSee's accounting Statement, as defined herein, LiCensee will provide notice to Licensor which Third-Party Financial Arrangements may be included in this calculation.

"Gross Music Revenue" shall mean Gross Advertising Revenue which is directly attributable to Limited Music Downloads and Music Streams.

"Gross Video Revenue" shall mean Gross Advertising Revenue which is directly attributable to Limited Video. Downloads and Video Streams.

"Licensed Content" shall mean each and all Master Recordings, A/V Master Recordings and/or Related Content subject to the terms AgteeMent and listed in Exhibit "B" herein Which are owned, controlled by, or licensed to Licensor, in whole or in part, and which are available for the purposes described therein, subject to any restrictions or limitations as set forth In Exhibit "C".

"Limited Music Download" shall mean a digital transmission of a time-limited or other use-limited download of a Master Recording, which is deliVered via the Service from a Secured Server(s) to the Covered. Device of a User in accordance with the terms and conditions of such User's agreement with Licensee and is only available to such User through such Covered Device for a limited period of time. Each Limited Music Download times out within the earlier of (a) six (6) months from the date on which the User first downloaded the Master Recording, or (b) three (3) months from the date on which the User last reconnected his/her CoVered DeVice so that the service can renew the license and collect play-count information.

"Limited Video Download" shall mean an encrypted digital transmission of a time-limited or other use-limited download of an A/V Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User's agreement with Licensee and is only available to such User through such Covered Device for a limited period of time. Each Limited Video Download times out within the earlier of (a) six (6) months from the date on which the User first downloaded the A/V Master Recording, or (b) three (3) months from the date on which the User last reconnected his/her Covered Device so that the service can renew the license and collect play-count information.

"Master Recording" shall mean an audio-only master sound recording.

"Music Play" shall mean each instance whereby a User causes a Licensor-owned Master Recording to be heard in its entirety on a Covered Device, when such content was originally delivered to the Covered Device as a Limited Music Download.

"Music Stream" shall mean an encrypted digital transmission from Secured Servers via the Service that allows a User to receive and listen to a particular Licensor-owned Master Recording upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given Master Recording.

"Person" means a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, a division, any governmental authority or any other entity or organization.

"Personal Computer" shall mean an Internet Prototol (IP)-enabled 'desktop or notebook computer.

"Portable Digital Music Device" shall mean a portable digital music device (including, but not limited to, mobile-telephone and other mobile devices that may also operate on a wireless communications network) that is used for the storage and play/playback of digital music files (i.e., music files encoded in MP3, AAC, WMA or similar audio format).

"Related Content" shall mean Licensor-provided identifying material with respect to the Master Recordings and A/V Master Recordings licensed hereunder, including, but not limited to, trademarks, album artwork, artists' names, biographies, likenesses, metadata and ISRC codes.

"Represented Labels" shall mean any Person (including individual artists and record labels) for whose catalbg Licensor may grant digital distribution rights, including, but not limited to, those granted under-this Agreement, and further including those Persons fOr whose catalogs Licensor has at execution and/or acquires such rights during and throughout the Term of this Agreement.

"Secured Server" shall mean a server that Is owned and operated by Licensee or Licensee's vendor and protected by means of (a) reasonably physical security that meets or exceeds the prevailing physical security practices in the industry and (b) reasonable firewall and/or other digital security technology that meets or exceeds the prevailing digital security technology practices in the industry.

"Service" shall mean the online service owned and operated by Licensee, in substantially the form described in Exhibit "A" hereto, which offers Users Limited Music Downloads, Music Streams, Limited Video Downloads and/or Video Streams transmitted from Secured Servers to the Covered Devices of Users In accordance with the terms and conditions of this Agreement and is supported by third-party advertising.

"Service-wide Music Plays" are the total number of instances where Users cause Master Recordings of third parties contributing Master Recordings to the Service to be heard in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

"Service-wide Music Streams" shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of Master Recordings of third parties contributing Master Recordings to the Service that allow Users to receive and listen to those particular Master Recordings upon request at a time chosen by the User using streaming, technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmissions will (a) not result in a substantially complete portable reproduction of such Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given Master Recording.

"Service-wide Video Plays" are the total number of instances where Users cause A/V Master Recordings of third parties contributing A/V Master Recordings to the Service to be heard in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

"Service-wide Video Streams" shall mean the total number of encrypted digital transmissions from Secured Servert via the Service of A/V Master Recordings of third parties contributing A/V Master Rectirdings to the Service that allow Users to receive, view, and listen to thOse particular A/V Master Recordings. upon request at a time chosen by the U.Ser using streaming technology (including, without limitation, via Real. Networks' RealAudio or MicrOsoft'S Windows Media Audio forMats) through the User's COvered Device, whiCh transmissions will (a) not result in a substantially complete portable reproduction of such A/V Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur Substantially contemporaneously with the play of the given A/V Master Recording.

"Territorrshall" mean the universe, with the exception of any.excluded territories set forth in Exhibit "C," in the metadata .accompanying the LicenSed Content or of Which Licensor has otherwise notified Licensee. In writing according to the terms of Sections.4 and 13 of the Standard Terms and Conditions.

"User" shall mean any individual who is a registered user of the Service, having agreed to Licensee's user agreement, and who Is authorized by Licensee to access Limited Music Downloads, Music Streams, Limited Video Downloads and Video Streams and/or any individual who uses the. Service solely to access 30-second Music Streams or 30-second Video Streams, via the Service solely for personal, noncommercial use.

"Video Play" shall mean each instance whereby a User causes an A/V Master Recording to be heard and seen in its entirety on a Covered Device, when such content was originally delivered to the Covered Device as a Limited Video Download.

'Video Stream" shall mean an encrypted digital transmission from Secured Servers via the Service that allows a User to receive, view, and listen to a particular LicenS0rowned A/V Master Recording upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such A/V Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Recording.

2.    Licensee Service Obligations.

(a)             Service Operation. Licensee will be responsible for all DRM encoding, hosting, serving and providing clearinghouse and other functions necessary for the operation of the Service in accordance with the terms and conditions of this Agreement.

(b)             User Agreement. Licensee shall require each User to enter into a user agreement which prohibits further distribution of the Licensed Content.

(c)             Limitations on User Access. Licensee's user agreement shall state that each User shall only be authorized to access Limited Music Downloads, Music Streams, Limited Video Downloads, Video Streams and Lyric Displays through the Service on, and for each User Covered Devices shall only include up to one (1) Personal Computer and up to two (2) Portable Digital Music Devices.

(d)             Buy Link. Upon a User's selection of Licensed Content, Licensee will ensure that Users have access to a "buy button" or similar hyperlink, through which the User can purchase permanent copies (in electronic and/or physical format) of the applicable Licensed Content (with respect to which Licensor is compensated under Third Party Financial Arrangements).

(e)             Join Button. Subject to Licensor providing adequate technical and marketing resources necessary, Licensee shall provide and display a "Join Button" in connection with the Licensed Content; allowing Users to register with Licensor or to join the Licensor-provided fan clubs, such that Users can thereafter receive information directly frorri Licensor about the band, notices of concerts, new album releases, special offers from the artist related to a specific unit of Licensed COntent,

(f)      Metadata. Licensor will provide Licensee with all metadata associated with the Licensed Content. Licensee shall use commercially reasonable efforts to use 11 metadata delivered by Licensor to Licensee hereunder. Licensor shall deliver such metadata to Licensee via FTP in either XML or tab delineated format or as otherwise mutually agreed between the parties in writing. Notwithstanding anything to the contrary contained in this Agreement, Licensor shall retain all right, title and interest in and to any Licensor-provided metadata delivered hereunder.

(g)                     Security Compliance.

(i)                     In connection with any use of Licensed Content, Licensee shall implement and maintain copy protection and DRM technology and systems, consistent with accepted industry practices (collectively, "Security Systems") with respect to the Service under its supervision and/or control, Including Secured Servers and operating systems, that:

(A)  are designed to prevent unauthorized reproduction and distribution of Licensed Content;

(B)  encrypt Licensed Content with a reasonably current version of DRM technology accepted within the industry;

(C)  are sufficient to track and enforce the use and other license limitations contemplated by this Agreement; and

(D)  generally meet or exceed accepted industry practices for the licensed delivery of music via digital transmission.

Provided however, Licensee may distribute MP3 files in an unprotected format when the distribution of such files Is expressly approved by Licensor.

(ii)                     If Licensor has a good-faith basis to believe that Licensee is in compliance with such Security Systems, Licensor shall be entitled, upon thirty (30) business days' prior written notice to Licensee, to conduct or have a third party conduct an examination (a "Security Compliance Examination") of the operations and Security Systems of Licensee solely with respect to rights covered by this Agreement. Licensee shall make commercially reasonable efforts to cooperate with Licensor and/or Licensor's qualified designated representative regarding such Compliance Examination. Licensor shall not conduct any Security. Compliante Examinations of Licensee more frequently than once every twelve (12) months.

3.           Accounting.

(a)           Payment Process. Licensee shall pay royalties due to Licensor hereunder within sixty (60) days after the end of each quarterly accounting period (or partial period in the event of an early termination or expiration before the calendar close of such quarterly period) by wire or ACH banking transfer, provided Licensor provides such bank account and related information to Licensee in writing Within a reasonable period of time.

(b)             Accounting Statements. In connection with each royalty payment hereunder, Licensee shall provide Licensor with an electronic statement ("Statement") which shall set forth aggregate User consumption history of the Licensed Content in sufficient detail to determine Music Royalties and Video Royalties Payable hereunder. Each statement shall also include detail on the relevant Master Recordings and A/V Master Recordings distributed to Users via the Service as (i) Limited Music Downloads, (ii) Limited Video Downloads, (iii) Music Streams and (iv) Video Streams.

(c)      Audit. Licensor shall be entitled, once during every calendar year, upon at least thirty days' prior written notice, to examine the books and records of Licensee to determine the accuracy of Licensee royalty statements (a "Royalty Examination"). Such Royalty Examination shall be conducted by a certified public accountant in good standing with experience in digital music royalty payments. Such Royalty Ekamination shall take place at Licensee's place of business during normal business hours, in a manner designed to be as non-disruptive to Licensee's business as possible. Licensor shall not conduct an audit more frequently than once every twelve (12) months.

(d)    All statements rendered by Licensee shall be incontestable within three (3) years of the date due, unless an objection in writing is made for each such statement. Any objection must specify, with particularity, the reason for such objection, and if an audit is to be conducted with respect to such statement, it must be conducted within three (3) years of the issuance of such statement. Notwithstanding any applicable statutes of limitations, Licensor waives any action brought in connection with an audit of any royalty statement unless such action is brought within one (1) year of the date of the commencement of any such audit.

 (e)          If Licensee is required by law to. withhold any taxes or other moneys ("withholdings") from any payMent due to Licensor, Licensee will deliver to Licensor an offitial receipt evidencing Licensee's payment of the tax or other amount withheld and such other docuMentation as Licensor may require to obtain credit against Licensor's taxes for the withholding concerned. If that documentation is not fUrnished or if that tax credit is not available to Licensor, Licensee will bear the obligation concerned at Its own expense without recourse to Licensor and will remit the full amount of the payment Concerned'to Licensor without deduction; if the withholding COncerned has already been deducted from payments to Licensor, Licensee will remit the arneunt of the withholding to Licensor upon Licensor's request.

(f)          All payments to Licensor shall be computed and remitted in United States dollars. Each conversion frOm another currency for the purpose of computing such payments shall be calculated at the rate of exchange in effect on the last day of the accounting period concerned.

(g)    If Licensee is actually prevented by law or government order from making any payment to Licensor in United. States Dollars, Licensee will promptly notify Licensor and will not commingle the moneys concerned with Licensee's other assets or with the property of any other person or entity, but will hold those moneys separately and in trust for Licensor or deposit them as Licensor instructs in writing. Licensee will continue to be obligated for each such amount, with interest at the local equivalent "prime" commercial rate, until Licensor (or the depository.So designated by Licensor) has actually received it.

(h)     N and when available, Licensee shall permit Licensor on-line access to portions of Licensee's sales reporting system to allow Licensor to monitor its sales and estimated royalty activity hereunder.

(i)    In addition to the foregoing, if Licensee makes available to all other licensors weekly reports that state when Licensed Content first becomes available to Users, then Licensee will provide such a report to Licensor.

4.           Licensed Content List I Takedown Procedure.

(a)           The rights granted hereunder shall apply solely to the Master Recordings and A/V Master Reccirdings set forth on the Licensed Content List, attached hereto as Exhibit "A". Licensor will deliver, and Licensee may provide to its Users, new Licensed Content, as soon as Licensed Content is delivered by Licensor, but no less often than LiCensor updates its other digital-service and retail partners. Such delivery of the Litensed COntent serves to automatically add new Licensed Content to the Licensed Content LiSt. Additionally, Licensor will provide Licensee a complete, updated Licensed COntent List (Including both additions and subtractions) periodically, but no less often than Licensor updates its other digital-service and retail partners. The Licensed Content List shall include at least all Master Recordings, A/V Master Recordings and Related Content as licensed to the digital. music provider that has received the largest number of Master Recordings and A/V Master Recordings owned/controlled by LiCensor. If Licensor provides additional Master Recordings or A/V Master Recordings to any other third-party digital music or digital Music video service, then Licensor shall deliver such additional Master Recordings and/or A/V Master Recordings to Licensee at the same time. Notwithstanding the fOregOing subparagraph 4(a), Licensor shall not be considered in breach of subparagraph 4(a) if Licensor fails to deliver those MaSter Recordings and A/V Master Recordings that are delivered to third-party online retailers or service providers on an exclusive basis under written agreement ("Exclusives"); provided however, Licensor will provide Licensee the ExclusiveS immediately when available pursuant to such written agreement and Licensor and Licensee shall also discuss such special promotions on a mutually beneficial basis. Licensee agrees to abide by any reasonable territory restrictions communicated to Licensee by LitenSor in writing according to the terms of Sections 4 and 13 of the Standard Terms and Conditions {including in the metadata accompanying the Licensed COntent, Exhibit"C" or otherwise).

(b)           If any Licensed Content ceases to be owned or controlled by Licensor for any reason, or if a third party formally challenges Licensor's rights in a Master Recording and/or A/V Master Recording where such challenge may have a material affect on the rights granted under this Agreement, then upon Licensor's written notice and request, Licensee shall remove access to such Master Recording and/or A/V Master Recording from the Service within three (3) business days of such request. Licensor shall not exercise the takedown right described in this paragraph in a manner that would defeat or frustrate the rights granted to Licensee under theAgreement unless such exercise of the takedown right is reasonably necessary to protect Licensor's interests.

(c)            Licensee shall not exploit the rights conveyed herein relating to any LicenSed Content prior to the official USA release date of an album embodying such Licensed Content, provided Licensor prgvides Licensee with sufficient advance notice in writing. Further and notwithstanding the foregoing, Licensee may.exploit those rights conveyed herein before such release. date to the extent that Licensee must reproduce Licensed Content to receive, store, and prepare. its availability to Users (for example, as ephemeral copies) without distributing it to Users.

5.            Licensee's Third-Party Obligations. Except as specifically set forth herein, Licensee will be solely responsible for procuring any and all licenses, clearances and/or consents that may be required to operate, or from the operation of, the Service as contemplated hereby. Without limiting the generality of the foregoing, Licensee will be responsible for all payments required to be paid in connection with public performance licenses, digital phonorecord delivery mechanical licenses, and, if applicable, synchronizatiOn licenses, from owners and/or administrators of music composition copyrights (or their agents, including, without limitation, performance rights societies, mechanical collection societies and other bodies) in connection with the Service.

6.            Licensor's Third-Party Obligations.

(a)  With respect to Licensed Content, Licensor shall be responsible for any sound recording rights, licenses, clearances and/or consent, all related payments, including, but not limited to, all associated so-called "record royalties" that, as a result of the Service, may be required for, or due to, an artist and any other third party record royalty participants (e.g., an artist or producer). In addition, Licensor shall be responsible for any payments that may be due to the Musical Performance Trust Fund and the Administrator of the Special Payment Fund of the American Federation of Musicians, and any similar fund established by a collective bargaining agreement within the recorded music industry.

(b)  Licensor shall provide, and shall bear sole responsibility to provide, any necessary parental advisory warnings (if and to the extent artists and record labels furnish same to Licensor) in connection with the Licensed Content.

7.      Intellectual Property

(a)  Ownership of Licensed Content. All right, title and interest in and to the Licensed Content, including all intellectual property rights inherent therein are owned and retained exclusively by Licensor.

(b)      Ownership of Licensee Service and related systems. As between Licensee and Licensor, Licensee owns all right, title and interest in and to the Service (subject to ownership of Licensed Content as described in paragraph 7(a)), Including all intellectual property rights in and to all elements and components related thereto, and all goodwill associated with the Service will inure solely to the benefit of Licensee. Licensor understands and agrees that it shall not acquire any right, title or interest in or to the Licensee Service, or any part thereof, by reason of this Agreement or the performance hereof. All rights not specifically granted herein with respect to the Service are reserved to Licensee. Licensor will not contest, or assist other non-affiliated parties in contesting, Licensee's rights and interests in the Service or the validity of such ownership {including all intellectual property rights in and to all elements and components related thereto).

(c) Consumer Data. Licensee shall be the sole owner of any and all demographic and User data related to the Service, including, but not limited to, survey information, IP addresses, User activity, cookies and email addresses. To the extent practicable and at Licensee's discretion, Licensee shall provide Licensor with anonymous, aggregate consumer data related to Licenser's Licensed Content.

8.      Reoreoentations. Warranties and Covenants; Indemnity.

(a)           Each Party represents to the other Party that:

(i)        such Party has the full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(ii)  the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(iii)  this Agreement has been duly executed and delivered by an authorized officer, and is a legal, valid and binding obligation enforceable against such Party in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered In a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditor's rights generally, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;

(iv)  the execution, delivery and performance of this AgreeMent will not constitute a breach or default under any contract or agreement to which such Party is a party or by which such Party is bound or otherwise violate the rights of any third Person;

(vi)      that Party's performance hereunder will not violate federal, state or local laws, regulations and ordinances; and,

(v)  no consent, approval or authorization of or from any governmental entity or any other Person not a party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for its execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby.

(b)    Licensor hereby warrants and represents to. Licensee that:

(i)  Licensor owns or controls the Licensed Content and has the right to grant all rights contained herein to the Licensed Content;

(ii)  Licensor is a duly organized and existing company in good standing under the laws of its place and country of formation, and has the exclusive right, power and authority to enter into this Agreement, to grant the rights agreed to be granted by Licensor hereunder.

(iii)  Licensor has not made and will not make any grant, assignment, commitment, license or do or permit any act which will or might materially interfere with or impair the full and complete performance of Licensee's full and complete enjoyment and exercise of the rights and privileges granted herein.

(iv)  There are no liens, claims or encumbrances which might conflict with or otherwise affect any of the provisions of this Agreement or Licensee's promotion or exploitation of the Licensed Content in any and all media whether now known or hereafter devised throughout the universe in perpetuity.

(c)    Licensee hereby represents and warrants to Licensor that:

 (i)            it shall take all reasonable steps necessary to implement and shall comply with its security obligations set forth in this Agreement; and,

(ii)            all of the Licensed Content and related artwork and metadata shall only reside on.serVers owned, authorized or controlled by Licensee.

(d)    Licensee agrees to indemnify, defend.and hold harmless Licensor, ("Inclamniteel" from and against any kisses, injuries, darnages, claims, expenses and costs (including without limitation reasonable attorneys' fees) ("Claims") incurred or suffered by Indemnitee, arising from any third-party actions, claims, suits or legal proceedings Of any kind, caused by, arising from or related to:

(i) Licensee's failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation or warranty hereunder;

(ii) the operation of the SerVite or Licensee's business; and

(iii) any acts or omissions of any Licensee employee or agent. Licensor shall promptly notify LiCensee In writing of any Claim and allow Licensee to control the defense thereof

(e)            Licensor agrees to indemnify, defend and hold harmless Licensee, its respective officers; employees and agents, (colleCtively, the 'Licensee Indemnitees") from and against any losses, Injuries, damages, claims, expenses. and costs (Including without limitation reasonable attorneys' fees) ("Claims"). incurred or suffered by any Licensee Indemnitee, arising from any third-party actions, claims, suits or legal proceedings of any kind, caused by,. arising from or related to: (i). Licensor's failure to perfprm any of its obligations .underthis. Agreement and/or any breach or alleged breach of any representation or warranty hereunder; and (ii) any acts or omissions. of any Licensor employee or agent. Licensee shall promptly notify Licensor in writing of any Claim and allow Licensor to control the defense thereof.

9.    Termination; Survival,.

(a)  Licensor shall have the right to terminate this. Agreement after providing thirty (30) days' prior written notice to Licensee in the event of a material breach of any provision of this Agreement, only if during such thirty (30) day period, Licensee fails to cure such alleged breach. The foregoing notice and cure period shall not apply in the event: (i) Licensee breaches in a material respect Section 4 of the Standard Terms and Conditions above, or (ii) if Licensee purports to assign any of its rights and/or obligations hereunder to a third party except as specifically permitted hereunder, without Licensor's prior, written consent.

(b)  Licensee shall have the right to terminate this Agreement at any time on thirty (30) days' prior written notice to Licensor, in the event of a material breach of any provision of this Agreement, only if during such thirty (30) day period, Licensor fails to cure such alleged breach.

(c)  All representations, warranties and indemnities shall survive expiration or termination of this Agreement.

(d)  Within ninety (90) days after the effective date of any termination under this paragraph, each User's rights to the Licensed Content shall lapse.

(e)          This subparagraph 9(e), paragraphs 8, 11, 14, 15, 17, and 18 and those obligations of this Agreement that may reasonably be expected to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement

10.           Assionment.

    This Agreement shall not be assignable by either without the prior written consent of the non-assigning party and any such assignment shall be invalid ab initie. Notwithstanding the preceding sentence; either party may assign this Agreement in conjunction with a transfer, Merger and/or acquisition of a substantial portion of the assigning party's buisness, stock, or assets, or to any entity controlled by, controlling or under common control with the assigning party.

11.           Choice of Law.

    The parties .agree that it is to their mutual benefit that their respective rights and obligations under this Agreement are guided by, and their disputes hereunder are determined In accordance with,.a well deVeloped body of law. Accordingly, the parties agree that the validity, interpretation and legal effect.of this Agreement shall be governed by the internal laws of the State of New York, U.S.A., applicable to contracts entered in and performed entirely within the State of New York, U.S.A. The parties agree. that any legal suit, action or proceeding arising out of pr relating to this Agreement must be instituted in New York, and LicensOr and Licensee each

(i)     irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or the Supreme Court of the State of New York, County of New York, and

(ii)     waives any objection to the waving of any suit, action or proceeding or any claim to forum non convenins. In any such suit, action, or porceedings, any summons order to show cause rit, judgement, decree, or other process may be delivered tolicensor or licensee outside of New York or outside of the United States and when so delievered such party will be subjected to the jurisdiction to such court.Served within the state of New York will be subject action or proceeding is pending. In any action subject to this suit the pervating party will be entitled to the awarding of an attorneys fees.

12.             No Partnership.

    Nothing contained herein shall be construed to place the parties in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

13.             Notices.

    All notices required hereunder shall be in writing and shall be given either by personal delivery, teleoopy or by registered or certified mail (postage prepaid), and shall be deemed given hereunder (unless actual receipt is hereinabove required) on the date delivered, telegraphed, telecopied or telexed or a date forty-eight (48) hours after the date mailed. Until further notice, the addresses of the parties shall be as follows:

UCENSEE:
Mohen, Inc
95 Morton St,
New York, NY 10014
Attn: Chief Executive Officer

With a courtesy copy to:

Greenberg Traurig, LLP 200 Park Avenue
New York, NY 10166
Attn: Marc Jacobson, Esq.

LICENSOR,:Copies to both:

The Orchard Enterprises, Inc. 100 Park Av., 2nd floor
New York, NY 10017
Attn: CEO

The Orchard Enterprises, Inc. 100 Park Av., 17th floor
New York, NY 10017
Attn: Legal Dept.

Each party will provide current contacts for each of technical, marketing, content, financial and publicity matters. Licensor will provide notices regarding territorial restrictions in the metadata accompanying the Licensed Content. The initial list of such contacts for each party is attached as Exhibit E.

19

14.     Confidential Information,

(a)  The Party receiving Confidential Information shall not disclose the Confidential Information of the disclosing Party, except as permitted under this Agreement. All Confidential Information will be held and protected by the receiving Party in confidence and will be used and disclosed by the receiving Party only as required to render performance or to exercise rights and remedies under this Agreement. The foregoing shall not apply to any information generally available to the public, independently developed, or lawfully and independently obtained. The receiving Party may disclose the disclosing Party's Confidential Information to its officers, directors, employees, legal representatives, accountants, tax advisors, agents and contractors, on a need-to-know basis. Notwithstanding the foregoing, this Agreement and its contents may be disclosed by Licensee to a third party under appropriate confidentiality requirements in connection with (i) a due diligence examination being conducted by such third party in connection with the corporate organization, reorganization, or capitalization of Licensee; (ii) subject to a court order or subpoena; or, (iii) as required in a case brought by or against a party hereto.

(b)  The disclosing Party's Confidential Information is and will remain the property of the disclosing party, and no disclosure under this Agreement grants or confers any ownership rights in or license to any of that information to the non-disclosing party (excluding express licenses and grants set forth in this Agreement).

(c)   Promptly upon expiration or termination of this Agreement and upon the request of the disclOsing Party; the receiving Party will either:
    (i)    return to the disclosing Party all of its Confidential InfOrmation; or

    (ii)   destroy all of such disclosing Party Confidential Information and certify to such destruCtion in writing.

14a.     Public communications.

     Neither party hereto shall, without the prior written consent of the other party, issue any press release or make any other public announcement or statement relating to any terms and conditions of this agreement or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware.

14b.     Coovright Notices.
    Licensee shall cause all copyright notices relating to uses of Licensed Content to be conspicuously displayed upon the web page by means of which Licensee's customers commence use of the Licensed Content and related metadata. Each copyright notice shall be displayed in the following format, as designated by Licensor in each instance for the download concerned: "(P) (C) [Year of first publitation] [Licensor-designated name]." Licensee shall not, through its acts or omissions, defeat, impair or alter in any way any copyright protection technolOgyf metadata or mechanism embedded in or associated with the Licensed Content or any related artwork or materials deliVered by Licensor hereunder. Litensee shall not contest, or voluntarily assist others in contesting, Licensors rights or Interests in the Licensed Content or the validity of such ownership at any time, during or after the Term.

15.             Entire Aareement / Amendment

    This Agreement, including all exhibits, schedules and attachments hereto (incorporated herein by this reference), represents the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings of the parties (whether written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except in a written instrument executed by authorized representatives of both parties. This Agreement shall be deemed to exist and the parties intend to be bound only upon signature of a written agreement by both parties, and no negotiation, exchange of draft or partial performance shall be deemed to Imply an agreement or other understanding between the parties.

16.       Force Maieure.

    Neither party shall be liable to the other for any failure or delay caused by events beyond the parties' control, including, without limitation, sabotage, failure or delays In transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, technical failures, fire, flood, war, blockage, acts of public enemy, civil disturbance, and/or any resultant interruption in public services, including mail delivery (except that no such event shall excuse performance hereunder for an excess of three (3) months).

17.            Waiver: Severabilitin Headings: Counterparts.

    No right that either party has regarding this Agreement may be waived or modified except by the waiving party In writing. If any provision of this agreement is held to be invalid or unenforceable, the remainder shall remain in full force and effect. The diviSion of this Agreement into sections, clauSes, paragraphs or subdivisions thereof, and the insertion of headings; are for convenience and referente only and shall not affect the construction or interpretation hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. A copy or facsimile of a signature shall be binding upon the signatory as If It were an original signature.

18.            limitation of Liability.

    IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUE OR PROFITS, IN ANY WAY ARISING OUT OF OR RELATED TO THE AGREEMENT, EVEN IF THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE NON-AFFECTED PARTY.

- End of Standard Terms and Conditions -

Exhibit "A"
Service Description

The SpiralFrog TH service is a broadband. Internet-based entertainment destination that gives registered users the opportunity to experience entertainment content, including music and video'downloads, in exchange for viewing advertising. Initially, SpiralFrog will offer tethered audio and video downloads using Windows DRM with a license that expires after 30 days, as well as music and video streaming. Once downloaded, users must sign-in to the service at least monthly, which will automatically renew all licenses for that user. Songs may be downloaded to one computer and can be synchronized with up to two portable devices, complete with the same license.

Revenue will be generated by targeting advertising to those users who have been unwilling:to pay for their digital downloads, giving a revenue stream back to the rights owners. Record labels and publishers will receive .a pro-rata share of revenue derived from the total advertising dollar pool, apportioned by the number of plays of each digital file of their Licensed Content downloaded whether that be on the local computer or a portable device.

User Experience
1. Users will register with the service with:
a.  Age (13 & over)
b.  Zip code, (US), or Rasta! Code, (International)
c.  Gender
d.  Email address
2. They will choose a personal userid.
3.  Users will login to the service using their personal userids
4.  Registered users will immediately experience targeted ads at login.
5. Users may engage in various activities during which time they Will be presented with ads:
a.  Search or discover music
b.  Search or discover music videos
c.  Play 30-second clips of music
d.  Stream music videos
e.  Click through to etailers
f.  Engage in other miscellaneous entertainment.
6. Core Activity — Music and Video DbOgridaels;
a.  Registered users search for music tracks or music videos
b.  Registered users select a track or video to download.
c.  Tracks and videos may be queued for download
d.  Tracks and videos are downloaded. Each track or video is downloaded individually.
e.  Downloads are timed at 90 seconds whereas video.downloads are timed 4120 seconds
f.	At the end of each download users must verify completion of the download by keyword identification
9.    All downloads are created with Windows DRM
h.	Registered users may use downloaded tracks and videos to create faVorites listathat can be shared with other users
i.  Registered users may syrichroniZe, (copy), downlOaded tracks to up to two portable devices, (digital music-players and mobile phones, etc.) that support Windows DRM. 7. Other activities.
a.	Lyric search – Lyrics will be displayed alone, with ads in a separate browser window, with the print/cut/paste functionality disabled.
b.	Referral out to e7comnierce partners, including CD purchases, tour information, tickets; and the like.
Anticipated: entertainment news, comedy and action shorts, Online entertainment communities, celebrity chats; contests, plus a full range and menu of interactive entertainment through strategic partnerships with the music industry, digital music player manufacturert, cable TV networks, and ether content providers

Exhibit "C"
Excluded Territories

Licensor Direct Delivery Charges - Rate Card

A.           For all of Licensor's current catalog of Licensed Content listed on Exhibit B

(approximately 450,000 tracks), delivered via hard drives containing WMA files (encoded at 192Kbps) for audio and a format to be mutually agreed by the parties for video:

■	A fee of USD$50,000.00 (payable within 5 business days of complete, Initial delivery of Licensor's catalog as of the date of such delivery, according to the terms of Section 1A of the Agreement.)

■	Shipping paid by Litensee

B.For all subsequent Licensed Content delivered by Licensor during the Term:

•	USD$0.20 per track, delivered via 250 gig hard drive (payable within 5 days of complete delivery according to the terms of Section 1A of the Agreement)

•
Each 250 gig hard drive holds approximately 5,000 way files, XML and album artwork; notwithstanding the foregoing, the files will be delivered using WMA files (encoded at 192Kbps) for audio and a format to be mutually determined by the parties for video.

•	Shipping paid by Licensee

Exhibit "D"

Exhibit E Contacts

Licensor contacts:

Senior Management:                                                              Legal / Business Affairs:
Greg Scholl, President & CEO                                                              Stanley Schneider, SVP & General Counsel

+1	(212) 201-9220 phone	+1	(212) 201-9217 phone
+1	(212) 201-9202 fax	+1	(212) 201-9202 fax
preoadimensionalassociates corn

Operational:
Andy Bushey, VP Sales Operations
+1 (212) 201-9227,
andvetheorchard.com,

Royalties/Finance
Jeff NiMérofsky, CFO Technology
jeffatheorchard.com
+1 (212) 201-9244, :

Ketan Shah, VP Technology
+1. (212) 201-9234,
ketanAtheorchard.corn

Business Development:
Jaime Gillespie, Licensing Manager
+1 (212) 201-9280,
 iaimeatheorchard.com

Marketing & Merchandising:
Prashant Bahadur, Director Marketing & Merchandising
+1 (212) 201-9258,
grashant@theorchard,corn

Updates to Service address or contact information:
contractadmin@theorchard.com

Licensee contacts:

1.  Technical:
Mr. Vesa Suomalainen„ CTO,
vesaatpiralfnag..COM,
206-605-8201

Jim Campbell, CIO,
jim@spiralfrog.com.,
212-905-3252

2.  Marketing/Standards and Practices:

Lance Ford, Chief Sales and Marketing Officer,
lance05oiralfrog.corn,
212-905-3259

Vicki Saunders, VP Marketing
 vi_ckiPsoiralfro,com,
 212-905-3249

3.  Publicity:
Amy Levin
acayPspiralfrog.com,
(212)905-3321

4.  Content and Financial:
Orville Hagler, VP, Entertainment Programming
orvilleCasoiralfroa.com,
212-905-3253